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Exhibit 23.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 6 to Registration Statement No. 333-141296 on Form F-1/F4 of our reports dated October 23, 2007 related to the statements of revenue and direct operating expenses of: A Duckling Corporation, F Duckling Corporation, G Duckling Corporation, I Duckling Corporation, and J Duckling Corporation (which reports express unqualified opinions and include explanatory paragraphs relating to the basis of presentation as discussed in Note 2) appearing in the Joint Proxy Statement / Prospectus, which is part of this Registration Statement and to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE

Taipei, Taiwan
The Republic of China
October 26, 2007

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM